UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Streamline Health Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement

for the Annual Meeting of Stockholders of

Streamline Health Solutions, Inc.

to be Held on Thursday, JUNE 15, 2023

May 25, 2023

On May 10, 2023, Streamline Health Solutions, Inc. a Delaware corporation (the “Company”), filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) in connection with its 2023 Annual Meeting of Stockholders to be held on Thursday, June 15, 2023 (the “Annual Meeting”). At the Annual Meeting, the Company is requesting that the stockholders of the Company approve an amendment to the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan, as amended (the “Third Amended 2013 Plan”), to increase the number of shares of common stock available for issuance under the Third Amended 2013 Plan, as set forth in Proposal 4 of the Proxy Statement (the “Third Amended 2013 Plan Amendment”). A copy of the Third Amended 2013 Plan and the Third Amended 2013 Plan Amendment are attached as Appendix A and Appendix B to the Proxy Statement, respectively.

After filing the Proxy Statement, the Company’s Board of Directors approved an amendment to the Third Amended 2013 Plan (the “Clarifying Amendment”) to clarify that the annual award limitations set forth in Section 5(b) of the Third Amended 2013 Plan are based on the Company’s fiscal year. The text of the Clarifying Amendment is included as Annex A to this Supplement. Apart from the Clarifying Amendment described above, all other terms of the Third Amended 2013 Plan remain the same as described in the Proxy Statement.

The Third Amended 2013 Plan Amendment will be presented for stockholder approval at the Annual Meeting and effectiveness of the Third Amended 2013 Plan Amendment, remains subject to receipt of such approval. If a stockholder returns a proxy card or votes via the Internet or by telephone at any time (either before or after the date of this Supplement) indicating “FOR” Proposal 4, such vote will constitute a vote in favor of Proposal 4, as amended by this Supplement. If any stockholder has already returned a properly executed proxy card or voted via the Internet or by telephone and would like to change a vote on any matter, such stockholder may revoke the proxy before it is voted at the Annual Meeting by submission of a proxy bearing a later date, via the Internet, by telephone, or by mail. If any stockholder would like a new proxy or has any questions, please contact Streamline Health Solutions, Inc., Attention: Corporate Secretary, 2400 Old Milton Pkwy, P.O. Box 1353, Alpharetta, GA 30009, or at (888) 997-8732. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors

Wyche T. “Tee” Green, III
Chairman of the Board

Annex A

Amendment No. 4 to

Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan

This Amendment No. 4 to the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan (this “Amendment”) is made and entered into as of May 25, 2023 (the “Effective Date”) by Streamline Health Solutions, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company previously adopted the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan, as amended by that certain Amendment No. 1, effective as of May 24, 2021, that certain Amendment No. 2, effective June 7, 2022, and that certain Amendment No. 3, subject to stockholder approval at the Company’s 2023 Annual Meeting of Stockholders to be held on June 15, 2023 (as amended, the “Plan”);

WHEREAS, unless the context clearly requires the contrary, capitalized terms that are used in this Amendment that are not otherwise defined herein shall have the meanings that the Plan ascribes to those terms;

WHEREAS, pursuant to Section 16(a) of the Plan, the Plan may be amended, altered, suspended and/or terminated at any time by the Company’s Board of Directors (the “Board”), subject to the approval of the Company’s stockholders for certain Plan amendments;

WHEREAS, Section 5(b) of the Plan provides certain limitations on the number of awards that may be granted to a Participant during any 12-month period;

WHEREAS, the Board has historically interpreted the annual limit on the number of awards that may be granted to a Participant during any 12-month period as an annual limit on the number of awards that may be granted to a Participant during any fiscal year of the Company, and the Company has consistently granted awards subject to such fiscal year limits;

WHEREAS, the Board, upon the recommendation of the Compensation Committee of the Board, has resolved by written consent, dated as of May 25, 2023, to amend the Plan to clarify that the award limitations set forth in Section 5(b) of the Plan are based on the 12-month period that coincides with the Company’s fiscal year, so that the express terms of the Plan are consistent with the Company’s historical interpretation of the terms of the Plan; and

WHEREAS, the proposed Amendment is not the type of amendment that requires the approval of the Company’s stockholders.

NOW, THEREFORE, in accordance with Section 16(a) of the Plan, the Plan is hereby amended, effective as of the date hereof, as follows:

1.  Section 5(b) of the Plan is hereby revised and amended to read as follows:

“(b) Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i) During any fiscal year of the Company, no Participant may be granted Options and SARs that are not related to an Option for more than 200,000 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award);

(ii) During any fiscal year of the Company, no Participant may be granted Awards other than Options or SARs that are settled in shares of Common Stock for more than 200,000 shares of Common Stock (or the equivalent value thereof based on the Fair Market Value per share of the Common Stock on the date of grant of an Award).

(iii) For the avoidance of doubt, the Company’s fiscal year shall mean the 12-month period beginning on each February 1 and ending on the next following January 31.

2. Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

STREAMLINE HEALTH SOLUTIONS, INC.

By:	/s/ Thomas J. Gibson
Name:	Thomas J. Gibson
Title:	Chief Financial officer